UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 5)


Dendrite International, Inc.
-----------------------------------------------
(Name of Issuer)

Common Stock (no par value)
-------------------------------------------
(Title of Class of Securities)

248239105
-------------------------------------------
(CUSIP Number)

December 31, 2004
-------------------------------------------
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant
 to which this Schedule is filed:
                            [X]     Rule 13d-1(b)
                            [   ]     Rule 13d-1(c)
                            [   ]     Rule 13d-1(d)

         The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act
 (however, see the Notes).



------------------------------
CUSIP No. 248239105
------------------------------
-----------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Sterling Capital Management LLC
          56-2226389
-----------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

Not Applicable
(a) [  ]
(b) [  ]
-----------------------------------------------------------------------------
3.  SEC USE ONLY

-----------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION
          North Carolina
-----------------------------------------------------------------------------

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.  SOLE VOTING POWER
                   None
    ---------------------------------------------------------
6.  SHARED VOTING POWER
               4,393,766.00
      ----------------------------------------------------------
7.  SOLE DISPOSITIVE POWER
                    None
                            -------------------------------------------------
8.  SHARED DISPOSITIVE POWER
             4,393,766.00
-----------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            4,393,766.00
-----------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          Not Applicable
-----------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          10.4%
-----------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON
          IA
-----------------------------------------------------------------------------
------------------------------
CUSIP No. 248239105
------------------------------
-----------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Sterling MGT, Inc.
          56-2226391
-----------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

Not Applicable
(a) [  ]
(b) [  ]
-----------------------------------------------------------------------------
3.  SEC USE ONLY

-----------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION
          North Carolina
-----------------------------------------------------------------------------

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.  SOLE VOTING POWER
                 None
---------------------------------------------------------
6.  SHARED VOTING POWER
         4,393,766.00
----------------------------------------------------------
7.  SOLE DISPOSITIVE POWER
                 None
-----------------------------------------------------------
8.  SHARED DISPOSITIVE POWER
         4,393,766.00
-----------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         4,393,766.00
-----------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARE
          Not Applicable
-----------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          10.4%
-----------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON
          CO
-----------------------------------------------------------------------------
------------------------------
CUSIP No. 248239105
------------------------------
-----------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Eduardo A. Brea
-----------------------------------------------------------------------------


Not Applicable
(a) [  ]
(b) [  ]

-----------------------------------------------------------------------------
3.  SEC USE ONLY

-----------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION
          United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:


5.  SOLE VOTING POWER
               0
---------------------------------------------------------
6.  SHARED VOTING POWER
         4,393,766.00
----------------------------------------------------------
7.  SOLE DISPOSITIVE POWER
                0
-----------------------------------------------------------
8.  SHARED DISPOSITIVE POWER
         4,393,766.00
-----------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          4,393,766.00
-----------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          Not Applicable
-----------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          10.4%
-----------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON
          IN
-----------------------------------------------------------------------------
------------------------------
CUSIP No.  248239105
------------------------------
-----------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Alexander W. McAlister
-----------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

Not Applicable
(a) [  ]
(b) [  ]
-----------------------------------------------------------------------------
3.  SEC USE ONLY

-----------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
-----------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:


5.  SOLE VOTING POWER
                 0
---------------------------------------------------------
6.  SHARED VOTING POWER
      4,393,766.00
----------------------------------------------------------
7.  SOLE DISPOSITIVE POWER
                 0
-----------------------------------------------------------
8.  SHARED DISPOSITIVE POWER
      4,393,766.00
-----------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      4,393,766.00
-----------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          Not Applicable
-----------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          10.4%
-----------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON
          IN
-----------------------------------------------------------------------------
------------------------------
CUSIP No. 248239105
------------------------------
-----------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          David M. Ralston
-----------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

Not Applicable
(a) [  ]
(b) [  ]
-----------------------------------------------------------------------------
3.  SEC USE ONLY

-----------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION
          United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:


5.  SOLE VOTING POWER
                 0
---------------------------------------------------------
6.  SHARED VOTING POWER
     4,393,766.00
----------------------------------------------------------
7.  SOLE DISPOSITIVE POWER
                0
-----------------------------------------------------------
8.  SHARED DISPOSITIVE POWER
       4,393,766.00
-----------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       4,393,766.00
-----------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          Not Applicable
-----------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          10.4%
-----------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON
          IN
-----------------------------------------------------------------------------
------------------------------
CUSIP No. 248239105
------------------------------
-----------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Brian R. Walton
-----------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

Not Applicable
(a) [  ]
(b) [  ]
-----------------------------------------------------------------------------
3.  SEC USE ONLY

-----------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
-----------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:


5.  SOLE VOTING POWER
              0
---------------------------------------------------------
6.  SHARED VOTING POWER
       4,393,766.00
----------------------------------------------------------
7.  SOLE DISPOSITIVE POWER
              0
-----------------------------------------------------------
8.  SHARED DISPOSITIVE POWER
       4,393,766.00
-----------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       4,393,766.00
-----------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          Not Applicable
-----------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          10.4%
-----------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON
          IN
-----------------------------------------------------------------------------
------------------------------
CUSIP No. 248239105
------------------------------
-----------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Mark Whalen
-----------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

Not Applicable
(a) [  ]
(b) [  ]
-----------------------------------------------------------------------------
3.  SEC USE ONLY

-----------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION
          United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:


5.  SOLE VOTING POWER
                 0
---------------------------------------------------------
6.  SHARED VOTING POWER
        4,393,766.00
----------------------------------------------------------
7.  SOLE DISPOSITIVE POWER
                    0
-----------------------------------------------------------
8.  SHARED DISPOSITIVE POWER
         4,393,766.00
-----------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         4,393,766.00
-----------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          Not Applicable
-----------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          10.4%
-----------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON
          IN
-----------------------------------------------------------------------------
Item 1(a)         Name of Issuer:

                        Dendrite International, Inc.

Item 1(b)         Address of Issuer's Principal Executive Offices:

1200 Mount Kemble Avenue
Morristown, New Jersey  07960

Item 2(a)         Name of Person(s) Filing:

Sterling Capital Management LLC ("Sterling")
Sterling MGT, Inc.  ("Sterling Management")
Eduardo A. Brea
Alexander W. McAlister
David M. Ralston
Brian R. Walton
Mark Whalen

Item 2(b)         Address of Principal Business Office:

Sterling, Sterling Management, Mr. Brea, Mr. McAlister,


4064 Colony Road, Suite 300
Charlotte, NC  28211

Item 2(c)         Citizenship:

Sterling is a North Carolina limited liability company.
Sterling Management is a North Carolina corporation.
Mr. Brea, Mr. McAlister, Mr. Ralston, Mr. Walton and
 Mr. Whalen are U.S. citizens.

Item 2(d)  Title of Class of Securities:
Common Stock (no par value) (the "Stock")

Item 2(e)  CUSIP Number:
248239105

Item 3  Type of Person:

(e)  Sterling is an Investment Adviser registered under
 section 203 of the Investment Advisers Act of 1940, as amended.

(g) Sterling Management is the Managing Member of Sterling.
  Mr. Brea, Mr. McAlister, Mr. Ralston, Mr. Walton and Mr. Whalen are controlling shareholders of Sterling Management. Sterling Management, Mr. Brea, Mr. McAlister, Mr. Ralston, Mr. Walton and Mr. Whalen are control persons under 17 C.F.R. 240.13d-1(b)(1)(ii)(G).

Item 4  Ownership:

(a)  Amount beneficially owned:

See Item 9 of Cover Pages.

(b)  Percent of class:

See Item 11 of Cover Pages.

(c)  Number of shares as to which such person has:

(i)  Sole power to vote or to direct the vote:

See Item 5 of Cover Pages.

(ii)  Shared power to vote or to direct the vote:

See Item 6 of Cover Pages

(iii)  Sole power to dispose or direct the disposition of:

See Item 7 of Cover Pages.

(iv)  Shared power to dispose or direct the disposition of:

See Item 8 of Cover Pages.

Item 5  Ownership of Five Percent or Less of a Class:

Not Applicable

Item 6  Ownership of More than Five Percent on Behalf of Another Person:

Sterling is a registered investment adviser whose clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Stock. None of these clients to the knowledge of Sterling, Sterling Management, Mr. Brea, Mr. McAlister, Mr. Ralston,
 Mr. Walton or Mr. Whalen beneficially owns more than 5% of the Stock.

Item 7

Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

Sterling is an Investment Adviser registered under section 203 of the Investment Advisers Act of 1940, as amended.

Sterling Management is the Managing Member of Sterling.  Mr. Brea,
 Mr. McAlister, Mr. Ralston, Mr. Walton and Mr. Whalen are controlling shareholders of Sterling Management.

Item 8  Identification and Classification of Members of the Group:

Not Applicable

Item 9  Notice of Dissolution of Group:

Not Applicable

Item 10  Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  April 4, 2005

STERLING CAPITAL MANAGEMENT LLC

By:  Sterling MGT, Inc.
Its Manager

By:  /s/ Kenneth R. Cotner, Attorney in Fact for Mark Whalen
--------------------------
Mark Whalen
President

STERLING MGT, INC.

By:  /s/ Kenneth R. Cotner, Attorney in Fact for Mark Whalen
--------------------------
Mark Whalen
President

EDUARDO A. BREA

/s/ Kenneth R. Cotner, Attorney in Fact for Eduardo A. Brea
------------------------------

ALEXANDER W. MCALISTER

/s/ Kenneth R. Cotner, Attorney in Fact for Alexander W. McAlister
-------------------------------------

DAVID M. RALSTON

/s/ Kenneth R. Cotner, Attorney in Fact for David M. Ralston
-------------------------------------

BRIAN R. WALTON


/s/ Kenneth R. Cotner, Attorney in Fact for Brian R. Walton
-------------------------------------

MARK WHALEN

/s/ Kenneth R. Cotner, Attorney in Fact for Mark Whalen
-------------------------------------


EXHIBIT INDEX


Exhibit 1

Joint Filing Agreement dated as of April 4, 2005 by and among Sterling Capital Management LLC, Sterling MGT, Inc., Eduardo A. Brea, Alexander W. McAlister David M. Ralston, Brian R. Walton and Mark Whalen.

Exhibit 1


JOINT FILING AGREEMENT

This will confirm the agreement by and between the undersigned that the Schedule 13G (the "Statement") to which this Agreement is attached is being filed on behalf of the persons listed below. Each of the persons listed hereby acknowledges that pursuant to Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, each person on whose behalf the Statement is filed is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein, and that such person is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Dated:  April 4, 2005

STERLING CAPITAL MANAGEMENT LLC

By:  Sterling MGT, Inc.
Its Manager

By:  /s/ Kenneth R. Cotner, Attorney in Fact for Mark Whalen
--------------------------
Mark Whalen
President

STERLING MGT, INC.

By:  /s/ Kenneth R. Cotner, Attorney in Fact for Mark Whalen
--------------------------
Mark Whalen
President

EDUARDO A. BREA

/s/ Kenneth R. Cotner, Attorney in Fact for Eduardo A. Brea
------------------------------

ALEXANDER W. MCALISTER

/s/ Kenneth R. Cotner, Attorney in Fact for Alexander W. McAlister
-------------------------------------

DAVID M. RALSTON

/s/ Kenneth R. Cotner, Attorney in Fact for David M. Ralston
-------------------------------------

BRIAN R. WALTON

/s/ Kenneth R. Cotner, Attorney in Fact for Brian R. Walton
-------------------------------------

MARK WHALEN

/s/ Kenneth R. Cotner, Attorney in Fact for Mark Whalen
-------------------------------------